BlackRock Preferred Opportunity Trust

FILE #811-21280

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/18/2008	Citigroup Global Markets Inc.	130,000,000	200,000

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, Bank of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., RBC Dain Rauscher Inc., Wells Fargo Securities, LLC

4/21/2008	Citigroup Inc.	6,000,000,000	11,450,000

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc, BNP Paribas Securities Corp, Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc., RBC Capital Markets Corporation, TD Securities (USA) LLC, Guzman & Co., Jackson Securities, LLC, Loop Capital Markets, LLC, Muriel Siebert & Co., Inc., Sandler O’Neil & Partners Group, L.P., The Williams Capital Partners Group, L.P., Toussaint Capital Partners, LLC, Utendahl Capital Group, LLC

BlackRock Preferred Opportunity Trust

FILE #811-21280

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
5/20/2008	BANK OF AMERICA CORP	108,000,000	80,000

Banc of America Securities LLC, Incapital LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc.